Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Record Annual Revenues and Net Income

January 28, 2020, Bellevue, Washington – “PACCAR reported record annual revenues and profits in 2019 and has earned an impressive 81 consecutive years of net income,” said Preston Feight, chief executive officer. “PACCAR’s vibrant results reflect the company’s premium-quality products and services, strong global truck markets, record truck production and record aftermarket parts sales. I am very proud of our employees who have delivered outstanding products and services to our customers.” PACCAR delivered a total shareholder return of 45% compared to the S&P 500 Index total return of 31% in 2019.

“Freight tonnage grew 3.3% percent in the U.S. in 2019. The North American and European economies are projected to continue growing in 2020. We expect 2020 to be another strong year for PACCAR,” added Feight.

PACCAR achieved quarterly revenues of $6.12 billion in the fourth quarter 2019, compared to the $6.28 billion reported in the same period in 2018. The company earned $531.3 million ($1.53 per diluted share) in the fourth quarter of 2019. PACCAR earned $578.1 million ($1.65 per diluted share) in the fourth quarter of 2018. PACCAR achieved record revenues of $25.60 billion in 2019, a 9% increase compared to revenues of $23.50 billion in 2018. The company earned a record $2.39 billion ($6.87 per diluted share) in 2019, 9% higher than the $2.20 billion ($6.24 per diluted share) earned in 2018.

Kenworth W990 Truck

Increased Dividends and Share Repurchases

PACCAR declared cash dividends of $3.58 per share during 2019, a 16% increase compared to the $3.09 per share declared in 2018. Dividends declared in 2019 included a $2.30 per share extra cash dividend paid in January 2020. PACCAR has increased its regular quarterly dividend an average of 11% per year during the last 20 years. “PACCAR has delivered annual dividends, including regular quarterly and extra cash dividends, totaling approximately 50% of net income for many years,” said Mark Pigott, executive chairman.

PACCAR repurchased 1.68 million of its common shares for $110.2 million during 2019. PACCAR’s Board of Directors approved the repurchase of $500 million of its common stock in December 2018. Stock repurchases of $430.5 million are remaining under the authorization.

Business Highlights – 2019

•	PACCAR delivered a record 198,800 vehicles worldwide.
•	Kenworth and Peterbilt achieved U.S. and Canada Class 8 retail sales market share of 30.0%.
•	DAF earned Truck of the Year awards in the U.K., Poland, Czech Republic and Slovakia, and the Green Truck Logistics Solution award in Germany.
•	Kenworth Chillicothe and Peterbilt Denton each earned a prestigious 2019 Manufacturing Leadership Award from the National Association of Manufacturers.
•	PACCAR participated in the CES technology show in Las Vegas, Nevada, exhibiting autonomous, hydrogen fuel cell and battery-electric Peterbilt and Kenworth trucks.
•	Peterbilt, Kenworth and PACCAR Parts were each recognized as top workplaces for women by Women in Trucking, an organization that promotes the employment and success of women in the trucking industry.
•	PACCAR earned, for the second consecutive year, an elite “A” rating from CDP for its environmental practices, placing the company in the top 2% of over 8,000 reporting companies worldwide.

Financial Highlights – Fourth Quarter 2019

Highlights of PACCAR’s financial results during the fourth quarter of 2019 include:

•	Consolidated net sales and revenues of $6.12 billion.
•	Net income of $531.3 million.
•	PACCAR Parts revenue of $993.9 million.
•	PACCAR Parts pretax income of $205.2 million.
•	PACCAR Financial Services earned $68.1 million.
•	PACCAR invested $323.2 million in capital projects and research and development.

Financial Highlights – Full Year 2019

Highlights of PACCAR’s financial results during 2019 include:

•	Record consolidated net sales and revenues of $25.60 billion.
•	Record net income of $2.39 billion, 9.3% after-tax return on revenues.
•	Record PACCAR Parts revenue of $4.02 billion.
•	Record PACCAR Parts pretax income of $830.8 million.
•	Record Financial Services assets of $16.07 billion.
•	Record Financial Services new business volume of $5.63 billion.
•	Financial Services pretax income of $298.9 million.
•	Cash provided by operations of $2.86 billion.
•	Record dividends declared of $1.24 billion.
•	Medium-term note issuances of $2.49 billion.
•	PACCAR invested a record $1.07 billion in capital projects and research and development.
•	Record year-end stockholders’ equity of $9.71 billion.

Global Truck Markets

“Strong GDP and consumer spending growth in 2019 resulted in increased freight tonnage and record Kenworth and Peterbilt truck deliveries,” said Darrin Siver, PACCAR senior vice president. “Kenworth and Peterbilt achieved strong U.S. and Canada Class 8 retail sales market share of 30.0%.” Class 8 truck industry retail sales in the U.S. and Canada were 309,000 units in 2019 compared to 285,000 vehicles sold in 2018. U.S. and Canada Class 8 truck industry retail sales are expected to be in a range of 230,000-260,000 trucks in 2020.

European above 16-tonne truck industry registrations were 320,000 trucks in 2019. It is estimated that European truck industry registrations in the above 16-tonne market in 2020 will be another excellent year in the range of 260,000-290,000 trucks. “European truck demand remains strong due to steady European economic growth,” said Harry Wolters, DAF president. “DAF achieved robust above 16-tonne market share of 16.2% in 2019. DAF trucks deliver premium quality, exceptional fuel efficiency and superior driver comfort for its customers.”

The South American above 16-tonne truck market was 105,000 vehicles this year, and is projected to be in a range of 100,000-110,000 trucks in 2020. “Customer demand for DAF and Kenworth trucks resulted in a 59% increase in deliveries in South America in 2019,” said Gary Moore, PACCAR executive vice president. The Brasilian above 16-tonne truck market was 75,000 vehicles in 2019, and is projected to be in a range of 70,000-80,000 trucks in 2020.

PACCAR Parts Achieves Record Results

PACCAR’s aftermarket parts business achieved fourth quarter pre-tax income of $205.2 million, 6% higher than the $193.8 million earned in the fourth quarter of 2018. Fourth quarter 2019 revenues were $993.9 million compared to $970.9 million reported in the fourth quarter of 2018. PACCAR Parts achieved record annual pre-tax income of $830.8 million, 8% higher than the $768.6 million earned in 2018. Annual revenues were a record $4.02 billion compared to $3.84 billion in 2018. David Danforth, PACCAR vice president and PACCAR Parts general manager, said, “PACCAR Parts’ revenue and profit growth has been driven by investments in distribution and technology, initiatives such as TRP all-makes parts, TRP stores and a growing population of integrated and connected PACCAR vehicles. More than 40% of Kenworth and Peterbilt Class 8 trucks and 100% of DAF above 16-tonne vehicles are sold with PACCAR Engines.”

PACCAR Parts’ 18 Distribution Centers (PDCs) support over 2,200 DAF, Kenworth and Peterbilt dealer locations and deliver industry-leading customer service. PACCAR will open a new 250,000 square-foot PDC in Las Vegas, Nevada and a new 160,000 square-foot PDC in Ponta Grossa, Brasil in 2020 to enhance parts availability for customers.

PACCAR Integrated Powertrain

PACCAR Displays Innovative Autonomous and Electric Trucks at CES 2020

PACCAR participated in the CES technology show in Las Vegas, Nevada this month. PACCAR is a leader in autonomous and alternative powertrain commercial vehicles, and exhibited three vehicles with these technologies: a battery-electric Kenworth K270E, a Level 4 autonomous Kenworth T680 and a battery-electric Peterbilt Model 520EV. These trucks are designed for a range of customer applications, including urban distribution, over-the-road transportation and refuse collection. “These advanced technology Kenworth and Peterbilt vehicles are environmentally-friendly and enhance our customers’ operations,” said Kyle Quinn, PACCAR chief technology officer.

Kenworth, Peterbilt and DAF to Produce Battery-Electric Vehicles

PACCAR is investing in next generation technology in its portfolio of industry-leading products and services. “Kenworth, Peterbilt and DAF are field testing battery-electric trucks with customers, and plan to deliver production models in the next 12 to 18 months,” said Kyle Quinn.

Peterbilt Model 220EV Truck

The zero-emissions Peterbilt Model 220EV and Kenworth K270E cabover trucks will have a range between 100 and 200 miles. The DAF CF Electric was honored as the Green Truck Logistics Solution 2019 in Germany, a prestigious award for the deployment of sustainable technologies in Europe.

DAF CF Electric Truck

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s consistent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $6.8 billion in new and expanded facilities, innovative products and new technologies during the past decade. PACCAR invested $743.9 million in capital projects and $326.6 million in research and development expenses in 2019. Mike Dozier, PACCAR senior vice president, said, “Capital expenditures are projected to be $625-$675 million and research and development expenses are estimated to be $310-$340 million in 2020. PACCAR is investing for long-term growth in aerodynamic truck models, integrated powertrains including diesel, electric, hybrid, and hydrogen fuel cell technologies, as well as advanced driver assistance systems, connected vehicle services and next-generation manufacturing and distribution capabilities.”

PACCAR Achieves Elite “A” Rating from CDP for Environmental Management

PACCAR has been honored for the second year as a global leader in environmental practices by reporting firm CDP, earning recognition on the 2019 CDP Climate Change “A” List. Over 8,000 companies disclose data about their environmental impacts, risks and opportunities to CDP for independent assessment. “Environmental leadership is one of PACCAR’s core values. PACCAR is proud to earn a CDP score of ‘A,’ which places PACCAR in the top 2% of reporting companies worldwide,” said Harrie Schippers, PACCAR president and chief financial officer. “PACCAR is one of only 35 companies in the U.S. to earn an ‘A’ rating.” PACCAR’s 2019 CDP report is available to the public at www.cdp.net.

Financial Services Companies Achieve Record Revenues and Assets

PACCAR Financial Services (PFS) has a portfolio of 208,000 trucks and trailers, with record total assets of $16.07 billion. PacLease, a major full-service truck leasing company in North America and Europe with a fleet of over 40,000 vehicles, is included in this segment. PFS achieved fourth quarter 2019 pretax income of $68.1 million, compared to $87.2 million in the fourth quarter of 2018. Fourth quarter 2019 revenues were a record $406.3 million compared to $347.0 million in the same quarter of 2018. PFS earned $298.9 million of pretax profit in 2019 compared to the $305.9 million earned in 2018. PFS revenues were a record $1.48 billion in 2019 compared to the $1.36 billion achieved in 2018. “PFS’ excellent portfolio performance and increased earning assets contributed to very good results in 2019,” said Todd Hubbard, PACCAR vice president.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 25 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “PACCAR Financial Services has excellent access to the debt markets, issuing $2.49 billion in three-, four- and five-year term notes during 2019.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter earnings on January 28, 2020, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q4 Earnings Webcast” at PACCAR’s homepage. The webcast will be available on a recorded basis through February 4, 2020. PACCAR shares are traded on the Nasdaq Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
Truck, Parts and Other:
Net sales and revenues	$5,710.9	$5,932.7	$24,119.7	$22,138.6
Cost of sales and revenues	4,890.0	5,088.6	20,555.6	18,925.0
Research and development	83.6	80.5	326.6	306.1
Selling, general and administrative	148.0	136.6	561.5	524.9
Interest and other (income), net	(10.3)	(18.3)	(42.0)	(60.8)

Truck, Parts and Other Income Before Income Taxes	599.6	645.3	2,718.0	2,443.4

Financial Services:
Revenues	406.3	347.0	1,480.0	1,357.1
Interest and other	299.4	228.5	1,028.7	914.9
Selling, general and administrative	35.2	29.6	137.0	119.8
Provision for losses on receivables	3.6	1.7	15.4	16.5

Financial Services Income Before Income Taxes	68.1	87.2	298.9	305.9
Investment income	20.1	19.9	82.3	60.9

Total Income Before Income Taxes	687.8	752.4	3,099.2	2,810.2
Income taxes	156.5	174.3	711.3	615.1

Net Income	$531.3	$578.1	$2,387.9	$2,195.1

Net Income Per Share:
Basic	$1.53	$1.66	$6.88	$6.25
Diluted	$1.53	$1.65	$6.87	$6.24

Weighted Average Shares Outstanding:
Basic	346.7	349.1	346.9	351.0
Diluted	347.4	349.6	347.5	351.8

Dividends declared per share	$2.62	$2.28	$3.58	$3.09

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	December 31	December 31
	2019	2018
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$5,169.4	$4,299.6
Trade and other receivables, net	1,306.1	1,314.4
Inventories, net	1,153.2	1,184.7
Property, plant and equipment, net	2,883.8	2,480.9
Equipment on operating leases and other, net	1,777.2	1,803.2
Financial Services Assets	16,071.4	14,399.6

	$28,361.1	$25,482.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$6,013.1	$5,710.9
Financial Services Liabilities	12,641.9	11,178.6
STOCKHOLDERS' EQUITY	9,706.1	8,592.9

	$28,361.1	$25,482.4

Common Shares Outstanding	346.3	346.6

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Year Ended December 31,	2019	2018
OPERATING ACTIVITIES:
Net income	$2,387.9	$2,195.1
Depreciation and amortization:
Property, plant and equipment	322.2	337.6
Equipment on operating leases and other	755.1	716.5
Net change in trade receivables, inventory and payables	(75.3)	(102.9)
Net increase in wholesale receivables on new trucks	(520.2)	(512.3)
All other operating activities, net	(9.4)	358.3

Net Cash Provided by Operating Activities	2,860.3	2,992.3

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(574.0)	(457.6)
Acquisitions of equipment for operating leases	(1,396.8)	(1,494.7)
Net increase in financial services receivables	(740.7)	(945.8)
Net (increase) decrease in marketable debt securities	(135.1)	315.6
Proceeds from asset disposals and other	639.2	651.8

Net Cash Used in Investing Activities	(2,207.4)	(1,930.7)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,138.6)	(804.3)
Purchases of treasury stock	(110.2)	(354.4)
Proceeds from stock compensation transactions	60.8	19.3
Net increase in debt and other	1,271.4	1,210.5

Net Cash Provided by Financing Activities	83.4	71.1
Effect of exchange rate changes on cash	2.9	(61.5)

Net Increase in Cash and Cash Equivalents	739.2	1,071.2
Cash and cash equivalents at beginning of period	3,435.9	2,364.7

Cash and cash equivalents at end of period	$4,175.1	$3,435.9

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
Sales and Revenues:
Truck	$4,692.9	$4,936.8	$19,989.5	$18,187.0
Parts	993.9	970.9	4,024.9	3,838.9
Financial Services	406.3	347.0	1,480.0	1,357.1
Other	24.1	25.0	105.3	112.7

	$6,117.2	$6,279.7	$25,599.7	$23,495.7

Pretax Profit:
Truck	$395.7	$451.9	$1,904.9	$1,672.1
Parts	205.2	193.8	830.8	768.6
Financial Services	68.1	87.2	298.9	305.9
Investment Income and Other	18.8	19.5	64.6	63.6

	$687.8	$752.4	$3,099.2	$2,810.2

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
United States and Canada	$3,943.9	$3,837.0	$16,762.9	$14,782.1
Europe	1,554.2	1,725.8	6,104.7	6,071.9
Other	619.1	716.9	2,732.1	2,641.7

	$6,117.2	$6,279.7	$25,599.7	$23,495.7

NEW TRUCK DELIVERIES

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
United States and Canada	26,600	26,800	117,200	105,300
Europe	14,600	18,000	59,900	63,800
Other	4,500	5,600	21,700	20,000

	45,700	50,400	198,800	189,100